Exhibit 10.2

Non-Solicitation and Confidentiality Agreement

This Non-Solicitation and Confidentiality Agreement (“Agreement”) is made on this ___ day of ____, between _______ _______________ (the “Employee”) and Peoples Bank SB (the “Peoples” or “Bank”). In consideration of Employee’s employment and continued employment, the payment of remuneration and benefits by the Bank and the Bank’s promise to provide Employee with access to customers, Confidential Information and trade secrets, which the parties recognize to be good, valuable and sufficient consideration for the Agreement, Employee and the Bank agree as follows:

1.	Employee agrees that during the term of his/her employment, and for a period of one year from the date of his/her termination of employment for any reason, Employee will not, in a competitive capacity, on behalf of any person or entity other than the Bank, directly or indirectly:
(a)	solicit, divert (or attempt to solicit or divert) or accept competitive business from any customer of the Bank with whom Employee has had contact (either directly or indirectly), provided services to, or over which Employee has had responsibility at any time in the one (1) year preceding his/her separation;
(b)	solicit, divert (or attempt to solicit or divert) or accept competitive business from any customer of Bank about whom Employee has obtained Confidential Information; and
(c)	directly or indirectly assist in the research and development of products or services where such research and development would be aided by any Confidential Information that Employee has learned in the course of his/her relationship with the Bank.

For purposes of this Agreement, the term “competitive capacity” shall mean (i) performing tasks or duties similar to those Employee performed in his/her last year of employment at the Bank for a competitor of the Bank; (ii) managing/supervising those who, for a competitor of the Bank, perform tasks or duties similar to those which Employee performed in the last year of his/her employment at Bank; or (iii) performing, on behalf of a competitor of the Bank, tasks or duties in which Employee utilizes any Confidential Information that he/she learned in the course of his/her relationship with the Bank.

2.	Employee acknowledges and agrees that as a result of his/her employment with the Bank, he/she will have access to and be involved in the development and/or utilization of the Bank’s (and its parent’s, affiliates’ and/or subsidiaries’) confidential and proprietary business information (“Confidential Information”). Accordingly, Employee agrees that he/she shall not, either during his/her employment by the Bank or at any time thereafter, disclose to anyone (except as authorized by the Bank in the furtherance of its business) or use in competition with Peoples, any of the Bank’s (or its parent’s, affiliate’s and/or subsidiaries’) Confidential Information. The Bank’s’ (and its parent’s, affiliates’ and/or subsidiaries’) Confidential Information includes, without limitation, all materials and information (whether written or not) about Peoples’ contracts, business plans, business partners, customers and prospective customers (including their product requirements and payment terms), vendors, suppliers, current and prospective products and services, sales, marketing, pricing, costs, budgets, financing, promotions, techniques, processes and forms, purchasing, finances, accounting, research, improvements, discoveries, inventions, experimental works-in-progress, formulae, software, licenses, business methods and tactics, quality control parameters and techniques, internal communications, production, output, profit margins, and/or any other aspect of the Bank’s business or operations (including, but not limited to, information concerning, relating to, or arising out of relationships with suppliers, vendors, customers, lenders, or other business affiliates) which are not generally known by the public at large and/or which provide the Bank with a competitive advantage.

3.	Employee recognizes that all information, however stored or memorialized, and all identification cards, keys, access codes, marketing materials, samples, notes, customer, supplier and other lists, documents, forms, computers, records, and other equipment or property which the Bank provides to or makes available to him/her are the sole property of the Bank. Employee shall use such property solely for the benefit of Peoples and for no other purpose. Upon the cessation of his/her employment with the Bank and without prior request, Employee shall (i) refrain from taking any such property from the Bank’s premises; (ii) immediately return to the Bank any such property that may be in his/her possession or control (including any and all copies thereof); (iii) permanently delete any such property that may remain on any personal storage device that remains in Employee’s possession after his/her employment ends; and (iv) certify in writing that Employee has complied with this paragraph.

4.	For a period of one year after his/her termination, the Employee agrees that he/she will not, directly or indirectly, for himself/herself or for any third party, solicit, induce, recruit, or cause another person in the employ of the Bank (i) who reported directly or indirectly to the Employee, (ii) whose confidential employment information was accessible by the Employee, or (iii) whose customer relationships were known to the Employee, to terminate his/her employment for the purpose of joining, associating, or becoming employed with another person, business organization or other entity that is in competition with any product or service provided by the Bank, or any business or activity of the Bank.

5.	Employee agrees that it would be difficult to measure damages to the Bank from any breach of covenants contained in this Agreement, but that such damages from any breach would be great, incalculable, and irremediable, and that damages would be an inadequate remedy. Accordingly, Employee agrees to waive any claim that Peoples has an adequate remedy at law and further agrees that the Bank may have specific performance of the terms of this Agreement in any court having jurisdiction. Employee further agrees that if he/she violates this Agreement, the Employee hereby agrees to indemnify the Bank against any and all damages, costs, and expenses, including reasonable attorneys’ fees, incurred by the Bank in enforcing the terms of this Agreement, or prosecuting any action or claim arising by reason of the Employee’s violation of this Agreement.

6.	The existence of any claim or cause of action by Employee against the Bank shall not constitute a defense to the enforcement by the Bank of Paragraphs 1, 2, 3, and 4 of this Agreement.

7.	This Agreement does not create any right to employment or employment contract between the Employee and the Bank in which the Employer/Employee relationship is employment at will.

8.	The Employee understands he/she may not assign this Agreement because it is the intent that he/she personally provide services hereunder. The Bank may, however, unilaterally assign this Agreement to a related entity, a successor, or an assign.

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9.	Notwithstanding the assignability language in Paragraph 8, the parties agree that, in the event of a Change in Control of the Bank or NorthWest Indiana Bancorp (“NorthWest”), the Employee will no longer be bound by the restrictions in Paragraphs 1 and 4. For purposes of this Agreement, a Change in Control will occur if, within any 12 month period, (i) any person, or more than one person acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, becomes the beneficial owner, directly or indirectly, of more than 50% of the issued and outstanding common stock of (or more than 50% of the total voting power of the stock of) the Bank (or NorthWest); (ii) any person, or more than one person acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, acquires all or substantially all of the assets of the Bank (or NorthWest); or (iii) the majority of the members of the Bank’s (or NorthWest’s) board of directors is replaced by directors whose appointment or election was not endorsed by a majority of the members of NorthWest before the date of the appointment or election.

10.	The laws of the State of Indiana shall govern this Agreement. The Bank is based in Indiana, and the Employee understands and acknowledges its desire and need to defend any litigation against it in Indiana. Accordingly, the parties agree that any claim of any type brought by the Employee against the Bank or any of its employees or agents must be maintained only in a court sitting in Lake County, Indiana or, if a federal court, the Northern District of Indiana, Hammond Division. The Employee further understands and acknowledges that in the event the Bank initiates litigation against him/her, the Bank may need to prosecute such litigation in the Employee’s forum state, in the State of Indiana or in such other states where the Employee is subject to personal jurisdiction. Accordingly, the parties agree that the Bank can pursue any claim against the Employee in any forum in which he/she is subject to personal jurisdiction. The Employee specifically consents to personal jurisdiction in the State of Indiana, as well as any state in which a customer assigned to the Employee resides or is located.

11.	The parties expressly agree that the terms of this Agreement are reasonable, enforceable, and necessary to protect the Bank’ interests and will not affect Employee’s ability to earn a livelihood. In the unlikely event, however, that a court determines that any of the terms, provisions, or covenants contained in this Agreement are unreasonable, the court shall limit the application of such term, provision, or covenant, or modify any such term, provision, or covenant and proceed to enforce the Agreement as so limited or modified. Consequently, if any provision of this Agreement is determined to be unenforceable, the remaining provisions shall remain in full force and effect. The parties further agree that if any provision is susceptible of two or more constructions, one of which would render the provision unenforceable, then the provision shall be construed to have the meaning that renders it enforceable.

12.	Employee acknowledges and agrees that, after his/her separation of employment, Employee will possess Peoples’ trade secrets and Confidential Information which he/she would inevitably use if he/she were to engage in conduct prohibited above, that such use would be unfair, and extremely detrimental, to the Bank and, in view of the benefits provided to Employee in this Agreement, that such conduct on Employee’s part would be inequitable. Accordingly, Employee separately and severally agrees for the benefit of Peoples to keep each of the covenants described above throughout the one (1) year restricted period.

13.	Employee acknowledges and agrees that, in executing this Agreement, he/she has not relied on any representations or statements not set forth herein made by the Bank with regard to the subject matter, basis or effect of this Agreement, or otherwise. Employee understands that this Agreement cannot be amended, modified, or waived, except by a writing signed by Employee and the Chief Executive Officer of the Bank.

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14.	Employee acknowledges that he/she has a duty to contact the Bank if Employee has any questions regarding whether or not a particular employment or conduct would be restricted by this Agreement.

15.	Employee acknowledges that he/she has a duty to immediately inform the Bank in writing of any employment or similar relationship he/she enters into within one (1) year of his/her termination of employment (for whatever reason) with the Bank.

16.	Employee acknowledges that the restricted period of time set forth herein (e.g., one (1) year) is a material term of this Agreement and that the Bank is entitled to Employee’s compliance with these terms during that full period of time. Therefore, Employee agrees that the restricted period of time is tolled during any period of non-compliance. If the Bank must seek injunctive relief or judicial intervention, the restricted time period set forth herein does not commence until Employee is judged by a court of competent jurisdiction to be in full compliance with this Agreement.

17.	This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements addressing the terms, conditions and issues contained herein. Notwithstanding the foregoing, nothing in this Agreement is intended to or shall limit, supersede, nullify, or affect any other duty or responsibility Employee may have or owe the Bank by virtue of any separate agreement or otherwise.

18.	Employee acknowledges that any failure by the Bank to insist upon strict compliance with any terms or provisions of this Agreement shall not be deemed a waiver of any terms, provisions, or rights.

19.	Employee acknowledges that his/her employment and/or continued employment with the Bank, the compensation paid to him/her by the Bank, and the Confidential Information and trade secrets provided to Employee by Peoples are sufficient consideration for the covenants contained herein.

20.	Employee certifies that he/she has carefully read the entire content of this Non-Solicitation and Confidentiality Agreement, that Employee was afforded sufficient opportunity to obtain independent legal advice prior to executing this Agreement, and that Employee fully understands all of its terms, conditions and restrictions. In addition, Employee acknowledges that any legal action taken by Peoples to enforce this Agreement shall not be deemed an attempt to prevent Employee from obtaining other employment.

PEOPLES BANK SB

By:
Employee Signature		Benjamin Bochnowski
President & Chief Executive Officer

Employee Printed Name

[Signature Page to Non-Solicitation and Confidentiality Agreement]

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